PROMISSORY NOTE

$ 245,000.00 HENDERSON , Nevada, October 31 , 20 06

ASI TECHNOLOGY CORPORATION ______________after date, for

value received, undersigned promises to pay to DAVRIC CORPORATION ,

, or order at

__980 American Pacific Dr, Suite 111, Henderson, Nevada 89014 _________the sum of

Two hundred forty-five thousand and no/100 ---------------------------------------DOLLARS,

with interest from October 31, 2006 until paid, at the rate of six (6) per cent per annum, payable interest monthly due on

the 31st day of each month. Principal balance plus any accrued interest due in full on October

31, 2007. In the event the monthly payment is more than fifteen (15) days late there will be a 5% late fee ($61.25) charged for each month the payment is late.

Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Maker may, without charge or penalty, prepay this Note, in whole or in part. Principal and interest payable in lawful money of the United States. If action he instituted on this note I promise to pay such sum as tile Court may fix as attorney's fees in said action. This note shall he construed in accordance with the laws of the State of Nevada.

ASI TECHNOLOGY CORPORATION.

___/s/ JERRY E. POLIS__

JERRY E. POLIS, President